SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, AND 74U.

FOR PERIOD ENDING 02/28/2005
FILE NUMBER 811-2729
SERIES NO.: 2

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Institutional Class            $ 22,495
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Private Investment Class       $  6,115
              Personal Investment Class      $  1,838
              Cash Management Class          $ 11,239
              Reserve Class                  $    410
              Resource Class                 $  2,810

73A.          Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Institutional Class            $000.0091
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Private Investment Class       $000.0076
              Personal Investment Class      $000.0063
              Cash Management Class          $000.0087
              Reserve Class                  $000.0047
              Resource Class                 $000.0083

74U.     1.   Number of shares outstanding (000's Omitted)
              Institutional Class            2,374,407
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Private Investment Class         789,851
              Personal Investment Class        261,550
              Cash Management Class          1,966,766
              Reserve Class                     66,012
              Resource Class                   324,756